Exhibit 10.53.1

YRC WORLDWIDE INC.

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-EMPLOYEE DIRECTOR

PARTICIPANT:	[ ]

DATE OF GRANT:	[date]

TOTAL NUMBER OF UNITS:	Units

VESTING SCHEDULE:	1/3rd of the Units will vest on each of the date of grant, the first anniversary of the date of grant, and the second anniversary of the date of grant

GRANT OF RESTRICTED STOCK UNITS

In accordance with the YRC Worldwide Inc. Director Compensation Plan, the Board of Directors of YRC WORLDWIDE INC., a Delaware corporation (the “Company”) hereby grants to the above-named Participant rights to receive the above number of shares of the Company’s $0.01 par value per share common stock in accordance with the Vesting Schedule described above on a one share per one unit basis and subject to the other terms and conditions described in this Restricted Stock Unit Agreement (this “Agreement”).

By your acceptance of the Restricted Stock Units set forth in this Agreement, you agree that the Restricted Stock Units are granted under and governed by the terms of the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan or any successor thereto (the “Plan”), this Agreement, and the Terms and Conditions of Restricted Stock Unit Agreements for Non-Employee Directors attached to this Agreement; you acknowledge that you have received, reviewed and understand the Plan, including the provisions that the Compensation Committee’s decision on any matter arising under the Plan is conclusive and binding; and you agree that this Agreement amends and supersedes any other agreement or statement, oral or written, in its entirety regarding the vesting or holding period of the Restricted Stock Units.

YRC WORLDWIDE INC.	PARTICIPANT

By

Title	Print

You agree that your acceptance of this Agreement may be evidenced either by your signature above or by your electronic acceptance through the Company’s award administrator’s website (as of the date of grant, the administrator is Fidelity).

YRC WORLDWIDE INC.

TERMS AND CONDITIONS

OF

RESTRICTED STOCK UNIT AGREEMENTS FOR NON-EMPLOYEE DIRECTORS

These Terms and Conditions are applicable to Restricted Stock Units (the “Units”) granted to Non-Employee Directors pursuant to the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan or any successor thereto (the “Plan”).

1.	Acceleration of Vesting. Notwithstanding the provisions of the vesting schedule provided in the Restricted Stock Unit Agreement, the vesting of the underlying shares for each Unit shall be accelerated and all units shall vest upon the following circumstances:

1.1	Death or Permanent and Total Disability. If the Participant dies or is deemed to be “permanently and totally disabled” (as defined herein) while serving as a director of the Company and prior to the time the Units vest, the Units shall become fully vested and convert to shares of YRC Worldwide Inc. common stock. For purposes of this Section, the Participant shall be considered “permanently and totally disabled” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Committee approves.

1.2	Change of Control of the Company. If a “Change of Control” of the Company occurs while the Participant is serving as a director of the Company prior to the time the Units vest, the Units shall become fully vested and convert to shares of YRC Worldwide Inc. common stock. For the purposes of this Section, a “Change of Control” shall be deemed to have taken place if:

1.2.1	a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires shares of the Company after the date of grant that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

1.2.2	a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the date of grant and as a result thereof becomes the beneficial owner of shares of the Company having 35 percent or more of the total voting power of the stock of the Company; or

1.2.3	as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, a majority of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of the Company before the date of such appointment or election.

The forgoing provisions are intended to meet the definition of “change in control” of the regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted in accordance with such regulations.

1.3	Termination from the Board. If the Participant serves his/her full term as a member of the Board of Directors of the Company but either chooses not to stand for re-election or is not re-elected prior to the time the Units vest, the unvested Units shall continue to vest in accordance with the vesting schedule provided in the Restricted Stock Unit Agreement and shall be converted to shares of the Company’s common stock and shall be delivered to the Participant at the time of vesting. If the Participant resigns prior to his/her full term or is involuntarily removed from the Board, any unvested Units shall be forfeited (unless the Board determines otherwise).

2.	Delivery of Shares. Unless the Participant has timely elected to defer receipt of his/her Units pursuant to a deferral election on file with the Company’s Secretary, the Company shall issue to the Participant immediately following the applicable vesting date, one share of common stock of YRC Worldwide Inc. for each vested Unit.

3.	Non-transferability. No rights under the Restricted Stock Unit Agreement shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the Restricted Stock Unit Agreement may be exercised and received, respectively, during the lifetime of the Participant only by the Participant or by the Participant’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO.

4.	Limitation of Liability. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

5.	Units Subject to Plan. A copy of the Plan is included with the Restricted Stock Unit Agreement. The provisions of the Plan as now in effect and as the Plan may be amended in the future (but only to the extent such amendments are allowed by the provisions of the Plan) are hereby incorporated in the Restricted Stock Unit Agreement by reference as though fully set forth herein. Upon request to the Secretary of the Company, the Participant may obtain a copy of the Plan and any amendments.

6.	Definitions. Unless redefined herein, all terms defined in the Plan have the same meaning when used as capitalized terms in these Terms and Conditions.

7.	Compliance with Regulatory Requirements. Notwithstanding anything else in the Plan, the shares received upon vesting of the Units may not be sold, pledged or hypothecated unless the Company is in compliance with all regulatory requirements regarding registration of the Shares to be issued under the terms of the Plan.

8.	Deferred Compensation. The Restricted Stock Unit Agreements are intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”),

and may be administered in a manner that is intended to meet those requirements (including any exemptions thereunder) and shall be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Committee otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of the Agreements that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.